EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES DRILLING
PROGRAM FOR ATWOOD BEACON

Houston, Texas
June 23, 2010

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., (NYSE – ATW) a Houston-based International Drilling Contractor, announced that the ATWOOD BEACON (owned and operated by our wholly-owned subsidiary, Atwood Oceanics Pacific Limited) has been awarded a contract by a group of companies for work offshore Suriname and Guyana.  The operator group presently consists of Murphy Suriname Oil Company, Ltd, Repsol Exploration S.A, and Teikoku Oil (Suriname) Co. Ltd (Inpex), (collectively hereinafter referred to as “Operators”).  The program consists of four (4) wells at an operating dayrate of approximately $115,000 and shall have a minimum duration of 210 days.

The rig is expected to complete its current commitment with Edison International S.p.A, in September, 2010 offshore the Ivory Coast.  The rig will then be mobilized to Suriname via Trinidad.  The Operators will pay a lump sum mobilization of $4,500,000 to Trinidad, and will pay a dayrate of approximately $110,000, plus tugs and fuel, for the estimated seven (7) days required to mobilize from Trinidad to the first well location in Suriname.  The expected total duration of the mobilization period is approximately 30 days. Upon completion of the program, the Operators will de-mobilize the rig to Trinidad at a dayrate of approximately $110,000, plus tugs and fuel, and will additionally pay a lump sum de-mobilization of up to $7,835,250 depending on the location of any follow-on work; provided, however, neither the day rate nor the lump sum will be paid if the rig has follow-on work within 800 miles of the last drilling location.

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including; the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2009, filed with the Securities and Exchange Commission.

Contact: Jim Holland
281-749-7804